Exhibit 99.1

                                               Emisphere Technologies, Inc.
                                               Charles H. Abdalian, Jr.
                                               Chief Financial Officer
                                               (914) 785-4763
                                               or
                                               Morgen-Walke Associates, Inc
                                               Investor Relations: Jill Meleski
                                               Press Contact: Gregory Tiberend
                                               (212) 850-5600

NOT FOR IMMEDIATE RELEASE
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         NOVARTIS PHARMA AG AND EMISPHERE TECHNOLOGIES AGREE TO EXECUTE
                        ORAL CALCITONIN LICENSE AGREEMENT

Tarrytown, NY, FEBRUARY 17, 2000 --- Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced that Novartis had agreed to execute its option to acquire an exclusive license to develop and commercialize oral calcitonin, a drug used for the treatment of osteoporosis. Oral calcitonin will utilize Emisphere's proprietary drug delivery technology. The license agreement follows the successful completion of a two-year feasibility program culminating with a human study.

Under the terms of the agreement, Emisphere will receive royalties on product sales, an up-front fee and potential milestone payments. In exchange, Novartis will receive exclusive worldwide rights to develop and to commercialize, in conjunction with Emisphere, oral salmon calcitonin. Novartis will be responsible for clinical development, marketing, and commercialization.

"Oral calcitonin will be an important addition to our development portfolio. We are excited about the opportunity to have Novartis, a world leading developer of pharmaceuticals, commercializing an oral protein product using our technology. An oral calcitonin would have an immediate impact on the quality of life for patients worldwide who currently use this drug in the treatment of osteoporosis. This license agreement demonstrates Novartis'continued commitment to Emisphere's oral drug delivery approach," said Lewis H. Bender, Senior Vice President, Business Development at Emisphere.

The Novartis and Emisphere research collaboration began in 1997. A Phase I study in healthy human subjects was conducted by Novartis in the fall of 1999. Recently released study results indicated that therapeutic blood levels of salmon calcitonin were achieved using a solid dosage formulation.
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Michael M. Goldberg, M.D., Chairman and Chief Executive Officer of Emisphere
Technologies commented, "We are excited to be working with Novartis and pleased that they have committed to the clinical development of our first oral protein product. This license further validates our technology platform for oral macromolecule delivery."

Salmon calcitonin is a synthetic version of a natural hormone that inhibits bone resorption. It is traditionally administrated as an injection or nasal spray. Calcitonin is used in the treatment of osteoporosis, which is a disease that causes bones to become fragile and, as a result, more likely to break. Osteporosis affects more than 28 million people in the United States and over 200 million people world wide, with a higher incidence in women. Annual worldwide sales of salmon calcitonin are estimated to be in excess of $800 million.

Emisphere Technologies, Inc. is a biopharmaceutical company specializing in the oral delivery of therapeutic macromolecules and other compounds that are not currently deliverable by oral means. The Company has two drugs, including calcitonin, in human clinical trials using its unique carrier technology and, in addition to Novartis, has strategic alliances and ongoing feasibility studies with several pharmaceutical and biotechnology companies, including Eli Lilly & Co. Further information about Emisphere can be found at www.emisphere.com.

The statements in this release and oral statements made by representatives of the Company relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of clinical trials and any market that might develop for any of the Company's product candidates) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that any product in the research pipeline can receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using the Company's drug delivery technology, Emisphere's ability to fund such efforts with or without partners, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.